Exhibit 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FIRST QUARTER EARNINGS
NASDAQ Global Select Market Symbol - "SBSI"

Tyler, Texas (April 17, 2008) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:  SBSI) today reported its financial results for the three months ended March 31, 2008.

Southside reported record net income of $5.5 million for the three months ended March 31, 2008, an increase of $ 1.8 million, or 47.4%, when compared to $3.8 million for the same period in 2007.

Earnings per fully diluted share increased $0.12, or 44.4%, to $0.39 for the three months ended March 31, 2008, when compared to $0.27 for the same period in 2007.

The return on average shareholders’ equity for the three months ended March 31, 2008 increased to 16.14%, compared to 13.55%, for the same period in 2007.  The annual return on average assets increased to 1.00%, for the three months ended March 31, 2008, compared to 0.81%, for the same period in 2007.

“Southside is pleased to report record earnings in this tumultuous environment,” stated B. G. Hartley, Chairman and Chief Executive Officer.  “The first quarter results were a product of prior strategic decisions, the legacy of choices made and alternatives avoided, executed by an established team well versed in banking and credit cycles.  Amidst all the change and volatility in the financial services industry, Southside remains focused on enhancing long term franchise value.  Many financial institutions are currently burdened by the lack of a disciplined approach to balance sheet management.  The result of our consistent approach to risk and reward is that Southside enjoys the luxury of choice in an environment when some institutions are severely constrained.”

“The decision to issue long-term callable brokered CDs in prior years allowed us to exercise our call option and replace this funding with lower cost funding in the current environment.  We expensed approximately $560,000 pretax during the first quarter associated with the exercising of our call option.  The impact of this strategy will increase Southside’s net income by approximately $2.7 million pretax on an annual basis for the next two and a half years.  Our investment in Fort Worth National Bank provides Southside the opportunity to evaluate strategic alternatives in three new diverse, dynamic, and growing markets.  Continued integration of Fort Worth National Bank into the Southside family should further enhance the performance of the franchise.  The formation of Southside Financial Group (“SFG”) diversifies our asset base with the potential of elevated returns.  Our choice to de-lever the balance sheet at a time of marginal economics allowed us to preserve capital not only to re-lever at a more advantageous time, but also to pursue the strategic initiatives discussed above.”

“Not only has our prudent, time tested balance sheet discipline granted us flexibility in the past, it also allows us to consider future opportunities in this volatile environment.  We will continue to evaluate investments in all our service areas, including Fort Worth, Arlington and Austin, in order to further enhance future organic growth and profitability.  Southside will continue to make investments in branding, technology, and process management in order to increase loyalty as well as efficiency.  Management and the Board will also continue to evaluate initiatives outside our current service areas that share many of our existing demographic characteristics but offer potential superior returns and diversification due to current regional economic conditions.  We look forward to proactively using our strong balance sheet to capitalize on potential synergistic opportunities in this rapidly changing environment.”

“The acceleration of volatility during the first quarter resulted in continued investment portfolio opportunities.  The divestment of available for sale (“AFS”) investment securities with potential below standard future performance characteristics resulted in a gain on sale of $2.1 million before tax.  This economic dislocation also made other fixed income sectors very compelling.  Net of sales, the investment and mortgage-backed portfolio increased to $1.066 billion, or 3.7%, when compared to December 31, 2007.  In addition, the AFS portfolio had an unrealized market value gain on March 31, 2008 of $14.7 million due in no small part to the emphasis on liquidity, credit quality, and the resulting absence of non-agency mortgage backed securities.  Southside will continue to proactively evaluate the economics of the investment portfolio, with a focus on maintaining liquidity, monitoring credit quality, and enhancing future choice.”

“As some economists and pundits proclaimed the first quarter of 2008 as the worst economic environment since the Depression, we believe our prospects have never been brighter.  We will continue to apply the same time tested methodology to this quickly changing environment in order to produce continued excellent results.  Managing through this challenging but exciting environment, one thing becomes abundantly clear, Southside’s most valued assets go home for dinner every night.  Our board and senior management remains keenly focused on further strengthening our investment in the Southside team in order to provide for future growth.”

Loan and Deposit Growth

For the three months ended March 31, 2008, total loans grew by $19.6 million, or 2.0%.  We are pleased that our loan growth is well diversified as all loan categories, except for commercial real estate loans, increased.

Nonperforming assets increased $4.2 million, or 106.1%, for the three months ended March 31, 2008.  The ratio of non-performing assets to total assets increased but remained relatively low at 0.36%.  It is important to note that approximately $4.4 million of the nonperforming assets represents two loan relationships placed in nonaccrual during the quarter and one loan relationship 90 days past due.  While we believe these loans are properly classified, based on information currently available, we do not believe there will be any significant nonreserved losses associated with these three loan relationships.

During the three months ended March 31, 2008, deposits not including brokered CDs increased $6.1 million, or 0.4%.  During the quarter we called $91.1 million of brokered CDs and another $2.8 million of brokered CDs matured.  As a result of the $93.9 million decrease in brokered CDs, deposits decreased $87.8 million, or 5.7%, to $1.4 billon at March 31, 2008 when compared to $1.5 billion at December 31, 2007.

Net Interest Income

Net interest income increased $5.3 million, or 53.3%, to $15.4 million for the three months ended March 31, 2008, when compared to $10.0 million for the same period in 2007.  For the three months ended March 31, 2008 when compared to the same period in 2007, our net interest spread increased to 2.55% from 1.67% and during the same periods the net interest margin increased to 3.22% from 2.47%.  Compared to the previous quarter, the net interest margin and net interest spread for the three months ended March 31, 2008 increased to 3.22% and 2.55%, respectively, from 2.94% and 2.16% for the three months ended December 31, 2007.  This was due in part to an increase in the automobile portfolios purchased during the fourth quarter of 2007, which more than offset the increase in leverage at a lower net interest margin and spread and the issuance of trust preferred securities in August 2007 related to our acquisition of Fort Worth National Bank.

Net Income for the Three Months

The increase in net income for the three months ended March 31, 2008 was primarily a result of the increase in net interest income and noninterest income partially offset by an increase in provision for loan loss and noninterest expense.  Noninterest income, excluding gain on available for sale securities, increased $901,000, or 15.8%, for the three months ended March 31, 2008, compared to the same periods in 2007.  The increase in noninterest income was primarily the result of increases in deposit services income, trust income, and other income.  Provision for loan losses increased $2.1 million, or 1,813.7%, for the three months ended March 31, 2008, compared to the same period in 2007 primarily as a result of the investment in the automobile loan portfolios.

Noninterest expense increased $3.1 million, or 27.7%, for the three months ended March 31, 2008, compared to the same period in 2007.  Due to the acquisition of Fort Worth National Bank during the fourth quarter of 2007 and Southside Financial Group in the third quarter of 2007, most noninterest expense categories experienced increases.  The increase in noninterest expense was primarily a result of the increase in salaries and employee benefits and other expense.  The increase in salaries and employee benefits for the three months ended March 31, 2008 were $1.6 million, or 22.6%, compared to the same period in 2007.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $2.3 billion in assets that owns 100% of Southside Bank and Fort Worth National Bank.  Southside Bank and Fort Worth National Bank currently have 44 banking centers in Texas and operate a network of 45 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susanh@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," "plans," "potential," and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of the Company’s expansion, including expectations of the costs and profitability of such expansion, trends in asset quality and earnings from growth, and certain market risk disclosures are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At	At	At
	March 31,	December 31,	March 31,
	2008	2007	2007
	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):

Total assets	$2,262,871	$2,196,322	$1,820,225
Loans	980,879	961,230	766,374
Allowance for loan losses	10,611	9,753	7,261
Mortgage-backed and related securities:
Available for sale, at estimated fair value	702,928	727,553	591,873
Held to maturity, at cost	183,555	189,965	215,854
Investment securities:
Available for sale, at estimated fair value	179,430	109,928	91,753
Held to maturity, at cost	476	475	1,352
Federal Home Loan Bank and Federal Reserve stock, at cost	26,175	19,850	20,452
Deposits	1,442,669	1,530,491	1,309,364
Long-term obligations	315,873	146,558	129,488
Shareholders’ equity	142,147	132,328	115,556
Nonperforming assets	8,133	3,946	1,716
Nonaccrual loans	6,565	2,913	1,261
Loans 90 days past due	859	400	173
Restructured loans	182	225	193
Other real estate owned	121	153	35
Repossessed assets	406	255	54

Asset Quality Ratios:
Nonaccruing loans to total loans	0.67%	0.30%	0.16%
Allowance for loan losses to nonaccruing loans	161.63	334.81	575.81
Allowance for loan losses to nonperforming assets	130.47	247.16	423.14
Allowance for loan losses to total loans	1.08	1.01	0.95
Nonperforming assets to total assets	0.36	0.18	0.09
Net charge-offs to average loans	0.57	0.09	0.03

Capital Ratios:
Shareholders’ equity to total assets	6.28	6.02	6.35
Average shareholders’ equity to average total assets	6.22	6.22	5.98

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals by category for the periods presented:

	At	At	At
	March 31,	December 31,	March 31,
	2008	2007	2007
		(in thousands)
		(unaudited)
Real Estate Loans:
Construction	$102,134	$96,356	$44,256
1-4 Family Residential	240,876	237,888	225,843
Other	205,513	211,280	180,321
Commercial Loans	155,557	154,171	120,420
Municipal Loans	119,015	112,523	107,080
Loans to Individuals	157,784	149,012	88,454
Total Loans	$980,879	$961,230	$766,374

	At or for the
	Three Months
	Ended March 31,
	2008	2007
	(dollars in thousands)
	(unaudited)

Selected Operating Data:
Total interest income	$32,096	$25,197
Total interest expense	16,726	15,171
Net interest income	15,370	10,026
Provision for loan losses	2,239	117
Net interest income after provision for loan losses	13,131	9,909
Noninterest income
Deposit services	4,417	3,928
Gain on securities available for sale	2,092	429
Gain on sale of loans	465	345
Trust income	593	464
Bank owned life insurance income	310	264
Other	825	708
Total noninterest income	8,702	6,138
Noninterest expense
Salaries and employee benefits	8,713	7,104
Occupancy expense	1,388	1,168
Equipment expense	312	228
Advertising, travel & entertainment	464	421
ATM and debit card expense	288	254
Director fees	144	127
Supplies	177	148
Professional fees	434	311
Postage	184	148
Telephone and communications	258	191
Other	1,989	1,136
Total noninterest expense	14,351	11,236
Income before income tax expense	7,482	4,811
Provision for income tax expense	1,936	1,048
Net income	$5,546	$3,763

Common share data:
Weighted-average basic shares outstanding	13,805	13,631
Weighted-average diluted shares outstanding	14,159	14,095
Net income per common share
Basic	$0.40	$0.28
Diluted	0.39	0.27
Book value per common share	10.29	8.47
Cash dividend declared per common share	0.12	0.11

Selected Performance Ratios:
Return on average assets	1.00%	0.81%
Return on average shareholders’ equity	16.14	13.55
Average yield on interest earning assets	6.49	5.95
Average yield on interest bearing liabilities	3.94	4.28
Net interest spread	2.55	1.67
Net interest margin	3.22	2.47
Average interest earnings assets to average interest bearing liabilities	120.43	123.13
Noninterest expense to average total assets	2.60	2.42
Efficiency ratio	61.28	68.04

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Three Months Ended
	March 31, 2008			March 31, 2007
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$976,099	$18,855	7.77%	$765,575	$13,021	6.90%
Loans Held For Sale	2,849	31	4.38%	3,303	41	5.03%
Securities:
Investment Securities (Taxable)(4)	61,115	680	4.48%	68,262	836	4.97%
Investment Securities (Tax-Exempt)(3)(4)	76,952	1,290	6.74%	41,040	723	7.14%
Mortgage-backed and Related Securities (4)	903,436	11,973	5.33%	862,621	10,934	5.14%
Total Securities	1,041,503	13,943	5.38%	971,923	12,493	5.21%
FHLB stock and other investments, at cost	24,985	262	4.22%	25,297	370	5.93%
Interest Earning Deposits	1,534	15	3.93%	552	7	5.14%
Federal Funds Sold	6,984	52	2.99%	2,337	29	5.03%
Total Interest Earning Assets	2,053,954	33,158	6.49%	1,768,987	25,961	5.95%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	48,081			45,106
Bank Premises and Equipment	39,991			32,547
Other Assets	88,781			43,813
Less: Allowance for Loan Loss	(10,020)			(7,236)
Total Assets	$2,220,787			$1,883,217
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$53,927	172	1.28%	$51,168	164	1.30%
Time Deposits	597,942	7,482	5.03%	532,308	6,361	4.85%
Interest Bearing Demand Deposits	476,241	3,101	2.62%	389,542	3,040	3.16%
Total Interest Bearing Deposits	1,128,110	10,755	3.83%	973,018	9,565	3.99%
Short-term Interest Bearing Liabilities	360,011	3,300	3.69%	330,037	3,946	4.85%
Long-term Interest Bearing Liabilities – FHLB Dallas	157,085	1,586	4.06%	113,053	1,232	4.42%
Long-term Debt (5)	60,311	1,085	7.24%	20,619	428	8.30%
Total Interest Bearing Liabilities	1,705,517	16,726	3.94%	1,436,727	15,171	4.28%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	351,686			315,381
Other Liabilities	24,728			18,460
Total Liabilities	2,081,931			1,770,568

Minority Interest in SFG	679			-

SHAREHOLDERS’ EQUITY	138,177			112,649
Total Liabilities and Shareholders’ Equity	$2,220,787			$1,883,217
NET INTEREST INCOME		$16,432			$10,790
NET YIELD ON AVERAGE EARNING ASSETS			3.22%			2.47%
NET INTEREST SPREAD			2.55%			1.67%
(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $590 and $548 for the three months ended March 31, 2008 and 2007, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $472 and $216 for the three months ended March 31, 2008 and 2007, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by Fort Worth Bancshares, Inc. to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.

Note: As of March 31, 2008 and 2007, loans totaling $6,565 and $1,261, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.